Exhibit 99.1

Press Release

Community Valley Bancorp Announces Dividend

(Chico, CA  6/25/03) – Community Valley Bancorp, the holding company for Butte Community Bank, announced today that it has declared a cash dividend.

On June 17, 2003, the Board of Directors agreed to pay a cash dividend of ten cents ($0.10) per share to shareholders of record as of July 1, 2003. The payment date for the dividend will be July 25, 2003.

About Community Valley Bancorp

Community Valley Bancorp (OTC BB: CVLL) is the parent company of Butte Community Bank, a progressive Northern California bank that combines traditional deposit and lending services with innovative banking solutions.

Founded in 1990, Butte Community Bank is state-chartered with seven branches in five cities including Chico, Magalia, Oroville, Paradise and Yuba City. It also operates loan production offices in Roseville and Redding. Community Valley Bancorp has headquarters in Chico, California.